Exhibit 10.12
BORGWARNER INC.
RETIREMENT SAVINGS EXCESS BENEFIT PLAN
(as Amended and Restated Effective January 1, 2009)
1. Purpose of the Plan.
     The BorgWarner Retirement Savings Plan (the “RSP”) was established by BorgWarner Inc., to provide its employees and the employees of its subsidiaries and affiliates with a method of long-term savings. This BorgWarner Retirement Savings Excess Benefit Plan (the “Excess Plan” or “Plan”) was established to provide benefits to certain employees whose participation in and benefits under the RSP are limited by provisions in the Internal Revenue Code of 1986, as amended, including, without limitation, Sections 401(a)(17), 401(k)(3), 401(m), 402(e) and 415 of the Code.
     The Excess Plan was originally established effective as of January 27, 1993 as the Borg-Warner Automotive Inc. Retirement Excess Savings Excess Benefit Plan and since renamed the BorgWarner Inc. Retirement Savings Excess Benefit Plan. This amendment and restatement of the Plan is effective January 1, 2009.
2. Definitions.
     For purposes of this Excess Plan, the use of terms defined in the RSP shall have the same meaning when used herein, and the following terms, when used herein, shall have the following meanings, unless, in either case, the context clearly indicates otherwise.
     2.01 Account. The term “Account” means, with respect to any Participant, the Participant’s Supplementary Company Retirement Account and the Participant’s Supplementary Savings Account.
     2.02 Beneficiary. The term “Beneficiary” means the person, persons or trust designated to receive a benefit under the RSP after the death of a Participant.
     2.03 Code. The term “Code” means the United States Internal Revenue Code of 1986 and any successor thereto.
     2.04 Code Section 409A. The term “Code Section 409A means Section 409A of the Code, and the regulations and other guidance issued by the Treasury Department and the Internal Revenue Service thereunder.
     2.05 Company. The term “Company” means, individually, the Corporation and the Corporation’s divisions, subsidiaries, joint ventures and affiliates which are participating in the Excess Plan. Divisions of the Corporation shall participate in the Excess Plan as determined from time to time by the Committee. Subsidiaries and affiliates shall participate in the Excess Plan by taking appropriate corporate action with the Committee’s consent.

     2.06 Compensation. The term “Compensation” means the regular salary, overtime pay and any bonus during any Plan Year; provided, however, that for purposes of determining the amount credited to the Supplemental Retirement Accounts under Sections 5 and 6 hereof, the Compensation of each Participant shall include such Participant’s Before-Tax Contributions under the RSP, and such term shall not be limited to the maximum amount of the Participant’s Compensation taken into consideration for purposes of the RSP.
     2.07 Employee. The term “Employee” means an Employee of the Company as defined in the RSP.
     2.08 Participant. The term “Participant” means any Employee participating in the RSP (i) whose annual compensation is equal to or in excess of the Section 401(a)(17) compensation limit or more, and (ii) whose participation in and benefits under the RSP are limited by provisions in the Code, including, without limitation, Sections 401(a)(17), 401(k)(3), 401(m), 402(g)(1) and 415 of the Code.
     2.09 Plan Year. The term “Plan Year” means the accounting year of the RSP, which is maintained on a January 1 through December 31 basis.
     2.10 Pre-2005 Account Balance. The Term “Pre-2005 Account Balance” means the amounts credited to the Excess Plan on behalf of a Participant prior to January 1, 2005, and earnings thereon, that were vested as of December 31, 2004.
     2.11 Post-2004 Account Balance. The Term “Post-2004 Account Balance” means the amounts credited to the Excess Plan on behalf of a Participant on or after January 1, 2005 or that vested on or after January 1, 2005, and earnings thereon.
     2.12 Separation from Service. the term “Separation from Service” means the date on which a Participant dies, retires, or otherwise has a termination of employment from the Company within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(h), or its successor.
     2.13 Supplementary Company Retirement Account. The term “Supplementary Company Retirement Account” means the account maintained for a Participant to which is credited the amount determined under Section 5 hereof, adjusted as determined under Section 10 hereof.
     2.14 Supplementary Savings Account. The term “Supplementary Savings Account” means the account maintained for a Participant to which is credited the amount determined under Section 6 hereof, adjusted as determined under Section 10 hereof
     2.15 Unforeseeable Emergency. The term “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee.
     2.16 Valuation Date. The term “Valuation Date” means a date as of which each Investment Fund under the RSP is valued and the Participant’s Accounts adjusted as provided in Article 10 thereof. Each business date (any day on which the New York Stock Exchange is open for trading and on which the principal office of the Administrative Services Provider, as such term is defined in the RSP, is open) during the Plan Year shall be deemed a Valuation Date.
3. Administration.
     3.01 Generally. This Excess Plan shall be administered by a committee of one or more persons established and appointed by the Corporation to administer the RSP (the “Committee”). The Committee shall have the sole responsibility for the administration of the Excess Plan. A Committee member may resign by written notice to, or may be removed by, the Corporation, which shall appoint a successor to fill any vacancy on the Committee, howsoever caused. An Employee’s membership on the Committee shall automatically terminate upon such Employee’s termination of employment with the Corporation and all of the Corporation’s subsidiaries, joint ventures and affiliates.
     3.02 Appointment and Duties of the Committee. The Committee may delegate its responsibilities hereunder to one or more persons to serve at the Committee’s discretion. The Committee or its delegate(s) shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following:
(i)	To administer and enforce the Excess Plan, including the discretionary and exclusive authority to interpret the Excess Plan, to make all factual determinations under the Excess Plan and to resolve questions as between the Company and Participants or Beneficiaries, including questions which relate to eligibility and distributions from the Excess Plan, to remedy possible ambiguities, inconsistencies or omissions, and decisions on claims which shall, subject to the claims procedures under the Excess Plan, be conclusive and binding upon all persons hereunder, including, without limitation, Participants, other employees of the Company, Beneficiaries, and former Participants, and their executors, administrators, conservators, or heirs;

(ii)	To prescribe procedures to be followed by Participants or Beneficiaries filing applications for benefits;

(iii)	To prepare and distribute, in such manner as the Committee determines to be appropriate, information explaining the Excess Plan;

(iv)	To receive from the Company and from Participants such information as shall be necessary for the proper administration of the Excess Plan;

(v)	To furnish the Company, upon request, such reports with respect to the administration of the Excess Plan as are reasonable and appropriate;

(vi)	To receive, review and keep on file (as it deems convenient or proper) reports of the receipts and disbursements under the Excess Plan;

(vii)	To appoint or employ individuals to assist in the administration of the Excess Plan and any other agents it deems advisable, including legal counsel, third party administrators (“TPAs”), and such clerical, medical, accounting, auditing, actuarial and other services as it may require in carrying out the provisions of the Excess Plan or in connection with any legal claim or proceeding involving the Excess Plan, to settle, compromise, contest, prosecute or abandon claims in favor of or against the Excess Plan; and

(viii)	To discharge all other duties set forth herein.
     3.03 Recusal. No member of the Committee shall participate in any action on any matters involving solely his or her own rights or benefits as a Participant under the Excess Plan, and any such matters shall be determined by the other members of the Committee.
     3.04 Direction on Payments. The Committee, or the person or persons designated by the Committee, shall review and approve all distributions from the Excess Plan, including requests for distributions by reason of an Unforeseeable Emergency.
     3.05 Actions by the Committee. The Committee may act at a meeting or by writing without a meeting, by the vote or assent of a majority of its members. The Committee may adopt such by-laws and regulations as it deems desirable for the conduct of its affairs and the administration of the Excess Plan. A dissenting Committee member who, within a reasonable time after he or she has knowledge of any action or failure to act by the majority, registers his or her dissent in writing delivered to the other Committee members shall not be responsible for any such action or failure to act.
     3.06 Expenses of the Committee. Members of the Committee shall not receive compensation from the Excess Plan for those services they perform as the Committee members while employed by the Company. Any and all necessary expenses related to Excess Plan administration shall be paid by the Corporation and each participating Company but may be charged against Excess Plan Accounts.
     3.07 Records of the Committee. The Committee shall keep a record of all of its meetings and shall keep all such books of account, records and other data as may be necessary or desirable in its judgment for the administration of the Excess Plan. The Committee may retain a TPA to perform some or all of its Excess Plan record-keeping functions.
     3.08 Information from Participant. The Committee may require a Participant to complete and file with the Committee written or electronic forms approved by the Committee, and to furnish all pertinent information requested by such Committee. The Committee may rely upon all such information so furnished, including the Participant’s current mailing address.

4. Eligibility.
     An Employee who meets the criteria established to be a Participant, as set forth herein, shall be eligible for benefits hereunder; provided, however, that in no event shall a Participant who is not entitled to benefits under the RSP be eligible for a benefit under this Excess Plan.
5. Supplementary Company Retirement Account.
     The Corporation shall credit an amount to each Participant’s Supplementary Company Retirement Account equal to the excess of (i) the Company Retirement Contributions that would have been made under the RSP in a Plan Year, without regard to any limitations on such Company Retirement Contributions contained in the RSP and/or any cap on Compensation therein, over (ii) the actual Company Retirement Contribution made under the RSP.
6. Supplementary Savings Account.
     The Corporation shall credit an amount to each Participant’s Supplementary Savings Account equal to the excess of (i) the Company Matching Contributions that would have been made under the RSP in a Plan Year, without regard to any limitations on such Company Matching Contributions contained in the RSP and/or any cap on Compensation therein, over (ii) the actual Company Matching Contribution made under the RSP.
7. No Participant Contributions.
          Contributions to the Excess Plan by Participants, whether on a salary reduction basis or otherwise, are not required and are not permitted.
8. Vesting.
     The amounts credited to a Participant’s Supplementary Company Retirement Account and his Supplementary Savings Account shall vest in the same manner as under the RSP.
9. Distribution of Benefits.
     9.01 Generally. A Participant’s vested Account shall be distributed to him or her as follows:
(i)	Pre-2005 Account Balances. A Participant’s vested Pre-2005 Account Balance shall be distributed to him or her in cash in a single sum within thirty (30) days following the date of the Participant’s Separation from Service.

(ii)	Post-2004 Balances. A Participant’s vested Post-2004 Account Balance shall be distributed to the Participant in cash in a single sum in the seventh month following the month in which the Participant’s Separation from Service occurs.

     9.02 No In-Service Withdrawals or Loans. No in-service withdrawals or Participant loans are available under the Excess Plan.
     9.03 Unforeseeable Emergency. A Participant or Beneficiary entitled to vested benefits under the Excess Plan may request a single-sum distribution in cash to satisfy an Unforeseeable Emergency. The distribution shall be limited to the amount necessary to satisfy the Unforeseeable Emergency (including any applicable federal, state or local taxes attributable to such distribution), and shall not exceed the current value of the Participants vested Account balance. The determination of the existence of an Unforeseeable Emergency and the approval of an Unforeseeable Emergency distribution shall be made by the Committee. Approval shall be given only if, taking into account all of the facts and circumstances, failure to grant such request would result in a severe financial hardship to the Participant or Beneficiary. Approval shall not be granted if such hardship is or may be relieved through insurance, by liquidation of his or her assets (to the extent such liquidation would not itself cause severe financial hardship). The amount of payment permitted hereunder shall in no event exceed the amount permitted under Treasury Regulation Section 1.409A-3(i)(3)(ii), or its successor.
10. Investments.
     10.01 On each Valuation Date, for each Participant, the Corporation shall determine in which of the Investment Funds under Article 9 of the RSP the accounts of the Participant under the RSP were invested for that Valuation Date. The Corporation shall then credit the Participant Supplementary Company Retirement Account and Supplementary Savings Account to reflect (i) earnings or expenses and recognized gains or losses of the Investment Funds since the preceding Valuation Date and (ii) any adjustments reflecting a revaluation in the total fair market value of the Investment Funds that have been made by the Trustee under the RSP, as if the Participant’s Supplementary Company Retirement Account had been invested in the same proportion and manner as his Company Retirement Account under the RSP, and as if his Supplementary Savings Account had been invested in the same proportion and manner as his Savings Account under the RSP. The Committee may instead offer Participants different investment funds options than the Investment Funds offered under the RSP or allow Participants to invest their Accounts under the Plan in a different manner than then manner in which the Participants invest their accounts under the RSP.
11. Unfunded Status.
     11.01 All benefits payable under this Excess Plan to or on behalf of Participants who were employed by the Corporation shall be paid from the general assets of the Corporation and all benefits payable to or on behalf of Participants who were employed by any Company which has adopted this Excess Plan shall be paid from the general assets of such Company. If the Corporation or any Company which has adopted this Excess Plan, in its sole discretion, establishes a fund or account for the payment of benefits hereunder, the Participant, his Beneficiary or Beneficiaries, or any other person shall not have, under any circumstances, any interest whatever in such fund or account or in any particular property or assets of the Corporation or of such Company by virtue of this Excess Plan, and the rights of the Participant, his Beneficiary or Beneficiaries or any other person who may claim a right to receive benefits under this Excess Plan shall at all times be no greater than the rights of a general unsecured creditor of the Corporation or of such Company. The Participant shall not be entitled to any payments from the trust fund maintained under the RSP on the basis of any benefits to which he may be entitled under this Excess Plan.
     11.02 If the Committee shall find that a Participant, former Participant or Beneficiary is unable to care for his affairs because of illness or accident, or is a minor, or has died, the Committee may direct that any payment due him, unless claim therefor shall have been made by a duly appointed legal representative, shall be paid to his spouse, a child, a parent or other blood relative or to a person with whom he resides, and any such payment so made shall be in complete discharge of the liabilities of Excess Plan therefor.
     11.03 Subject to all applicable laws relating to unclaimed property, if the Committee mails by registered or certified mail, postage prepaid, to the last known address of a Participant or Beneficiary, a notification that he is entitled to a distribution hereunder, and if the notification is returned by the United States Postal Service as being undeliverable because the addressee cannot be located at the address indicated and if the Committee has no knowledge of such Participant’s or Beneficiary’s whereabouts within 3 years from the date the notification was mailed, or if within 3 years from the date the notification was mailed to such Participant or Beneficiary he does not respond thereto by informing the Committee of his whereabouts, then, and in either of said events, upon the December 31 coincident with or next succeeding the third anniversary of the mailing of such notification, the undistributed amount in the Supplementary Company Retirement Account of such Participant or Beneficiary shall be paid to the person or persons who would have been entitled to take such share in the event of the death of the Participant or Beneficiary whose whereabouts are unknown, assuming that such death occurred as of the December 31 coincident with or next succeeding the third anniversary of the mailing of such notification.
     11.04 No Participant, former Participant or Beneficiary or any other person shall have any interest in or right under the Excess Plan in any part of the assets or earnings held in the RSP Trust or in any other trust established by the Corporation.
     11.05 Whenever in the administration of the Excess Plan action is required, such action shall be uniform in nature as applied to all persons similarly situated, and no such action shall be taken which shall discriminate in favor of Employees who are officers, shareholders or highly compensated Employees.
     11.06 Any action by the Committee pursuant to the provisions of the Excess Plan may be evidenced by written instrument executed by any person authorized by the Committee to take such action, and any fiduciaries shall be fully protected in acting in accordance with any such written instrument received by them.
12. Claims Procedures.
     12.01 Filing A Claim. It is intended that the benefits under the Excess Plan to which a Participant is entitled be paid at the time provided for their distribution without the Participant being required to make a claim for such benefits. If, however, a Participant or Beneficiary (“Claimant”) does not receive the benefits which the Claimant believes he or she is entitled to receive under the Excess Plan, the Claimant may file a claim for benefits with the Committee. A claim shall be made by filing a written request with the Committee on a form provided by the Committee, which shall be delivered to the Committee and, in the case of a request for a distribution on account of an Unforeseeable Emergency, be accompanied by such substantiation of the claim as the Committee considers necessary and reasonable. If the claims procedure form made available by the Committee does not contain information on where to file the claim, the claim may be submitted to the human resources office at the site where the Claimant is employed.
     12.02 Denied Claims. If a claim is denied in whole or in part, the Claimant shall receive a written or electronic notice explaining the denial of the claim within ninety (90) days after the Committee’s receipt of the claim. The Committee may appoint one or more persons or a committee of one or more persons to act as the claims administrator for the Excess Plan. If the Committee (or its delegate) determines that for reasons beyond its control, a ninety (90) day extension of time is necessary to process the claim, the Claimant shall be notified in writing of the extension and reason for the extension within ninety (90) days after the Committee (or its delegate)’s receipt of the claim. The written extension notification shall also indicate the date by which the Committee (or its delegate) expects to render a final decision. A notice of denial of claim shall contain the following: the specific reason or reasons for the denial; reference to the specific provisions of the Excess Plan on which the denial is based; a description of any additional materials or information necessary for such Claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Excess Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(c) of ERISA following an adverse determination on review.
     12.03 Review of Denied Claims. To request a review of a denied claim, a Claimant must file a written request for review within sixty (60) days after receiving written notice of the denial. The Claimant may submit written comments, documents, records and other relevant information in support of the claim. A Claimant shall be provided, upon request and without charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim. A document, record, or other information shall be considered relevant if it: (i) was relied upon in denying the claim; (ii) was submitted, considered or generated in the course of processing the claim, regardless of whether it was relied upon; (iii) demonstrates compliance with the claims procedures process; or (iv) constitutes a statement of policy for the Excess Plan or guidance concerning the denied claim.
     12.04 Decisions on Reviewed Claims. The Committee (or its delegate) will notify the Claimant in writing of its decision on the appeal. Such notification will be in a form designed to be understood by the Claimant. If the claim is denied in whole or in part on appeal, the notification will also contain: the specific reason or reasons for the denial; reference to the specific provisions of the Excess Plan on which the determination is based; a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and a statement that the Claimant has a right to bring an action under Section 502(a) of ERISA. A document, record, or other information shall be considered relevant if it: (i) was relied upon in denying the claim; (ii) was submitted, considered or generated in the course of processing the claim, regardless of whether it was relied upon; (iii) demonstrates compliance with the claims procedures process; or (iv) constitutes a statement of policy for the Excess Plan or guidance concerning the denied claim. Such notification will be given by the Committee (or its delegate) within sixty (60) days after the complete appeal is received by the Committee (or its delegate) (or within one hundred twenty (120) days if the Committee (or its delegate) determines special circumstances require an extension of time for considering the appeal, and if written notice of such extension and circumstances is given to the Claimant within the initial sixty (60) day period). Such written extension notice shall also indicate the date by which the Committee (or its delegate) expects to render a decision.
     12.05 Review Procedures. In reviewing a denied claim, the reviewer shall take into consideration all comments, documents, records, and other information submitted by the Claimant in support of the claim, without regard to whether such information was submitted or considered in the initial determination.
     12.06 Exhaustion of Remedies; Filing of Legal Actions. A claimant may not bring any legal action relating to a claim for benefits under the Excess Plan unless and until the claimant has followed the claims procedures under the Excess Plan and exhausted his or her administrative remedies under such claims procedures. A claimant may not bring a legal action seeking payment of benefits under the Excess Plan more than one year after the claimant has received written notice of the decision on the review of his or her claim.
13. Amendment and Discontinuance.
     The Committee may at any time amend or discontinue this Excess Plan. However, if this Excess Plan should be amended and discontinued, the Corporation and any Company which has adopted this Excess Plan, as the case may be, shall be liable for any benefits accrued under this Excess Plan as of the date of such action for Participants who are or have been employed by the Corporation or any such Company. Such accrued benefits shall be the undistributed vested portion of the Participant’s Supplementary Company Retirement Account balance as of such date of amendment or discontinuance. Upon a termination of the Excess Plan, a Participant’s Post-2004 Account Balance shall not be distributed prior to the date on which it would be otherwise distributable as provided by Section 9 of the Excess Plan except to the extent and in accordance with Treas. Regs. Section 1.409A-3(j)(4)(ix).
14. Restriction on Assignment.
     The benefits provided hereunder are intended for the personal security of persons entitled to payment under this Excess Plan and are not subject in any manner to the debts or other obligations of the persons to whom they are payable. The interest of any Participant or his Beneficiary or Beneficiaries may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment, attachment, or other legal or equitable process, nor shall they be an asset in bankruptcy. However, the restrictions herein shall not prevent the Committee from satisfying the requirements of a “qualified domestic relations order” as defined in Section 441(1)(B) of the Code.
15. Continued Employment.
     Nothing contained in this Excess Plan shall be construed as conferring upon a Participant the right to continue in the employment of the Corporation or any Company in any capacity or as otherwise affecting the employment relationship.
16. Liability of the Committee.
     No member of the Committee shall be liable for any loss unless resulting from his own fraud or willful misconduct, and no member shall be personally liable upon or with respect to any agreement, act, transaction or omission executed, committed or suffered to be committed by himself as a member of the Committee or by any other member, agent, representative or employee of the Committee. The Committee and any individual member of the Committee and any agent thereof shall be fully protected in relying upon the advice of the following professional consultants or advisors employed by the Corporation or the Committee: any attorney insofar as legal matters are concerned, any accountant insofar as accounting matters are concerned, and any actuary insofar as actuarial matters are concerned.
17. Indemnification.
     The Corporation and any Company which has adopted this Excess Plan hereby indemnifies and agrees to hold harmless and indemnify the members of the Committee and all directors, officers, and employees of the Corporation and of any Company which has adopted this Excess Plan against any and all parties whomsoever, and all losses therefrom, including without limitation, costs or defense and attorneys’ fees, based upon or arising out of any act or omission relating to, or in connection with this Excess Plan other than losses resulting from such person’s fraud or willful misconduct.
18. Termination of Service for Dishonesty.
     If a Participant’s service with the Corporation or with any Company which has adopted this Excess Plan, is terminated because of dishonest conduct injurious to the Corporation or such Company, or if dishonest conduct injurious to the Corporation or such Company committed by a Participant is determined by the Corporation within one year after his service with the Corporation or such Company is terminated, the Committee may terminate such Participant’s remaining interest and benefits under this Excess Plan.
     The dishonest conduct committed by a Participant that is injurious to the Corporation or to any Company which has adopted this Excess Plan shall be determined and decided by the Committee only after a full investigation of such alleged dishonest conduct and an opportunity has been given the Participant to appear before the Committee to present his case. The decision made by the Committee in such cases shall be final and binding on all Participants and other persons affected by such decision.

19. Binding on the Corporation, Company, Participants and Their Successors.
     This Excess Plan shall be binding upon and inure to the benefit of the Corporation and to the benefit of any Company which has adopted this Excess Plan, their successors and assigns and the Participants and their heirs, executors, administrators, and duly appointed legal representatives.
20. Rights of Affiliates to Participate.
     Any Company participating in the RSP may, in the future, adopt this Excess Plan provided the proper action is taken by the board of directors of such Company. The administrative powers and control of the Corporation, as provided in this Excess Plan, shall not be deemed diminished under this Excess Plan by reason of the participation of any Company and the administrative powers and control granted hereunder to the Committee shall be binding upon any Company adopting this Excess Plan. Each Company adopting this Excess Plan shall have the obligation to pay the benefits to its Participants who were in its employment hereunder and no other Company shall have such obligation and any failure by a particular employer to live up to its obligations under this Excess Plan shall have no effect on any other Company. Any Company may discontinue this Excess Plan at any time by proper action of its board of directors subject to the provisions of Section 13.
21. Withholdings.
     The Company shall withhold from any amount distributable to a Participant under the Excess Plan any applicable federal, state or local income or employment taxes or any other amounts required to be withheld by law. In addition, the Company may withhold from a Participant’s currently payable salary, bonus or other compensation any applicable federal, state or local income or employment taxes that may be due upon the crediting of an amount to the Participant’s Account.
22. Construction.
     The headings in this Excess Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provision. Except when otherwise clearly indicated by the context, when used in the Excess Plan words in any gender shall include any other gender, and words in the singular shall include the plural, and words in the plural shall include the singular.
23. Severability.
     In the event any provision of the Excess Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Excess Plan, but the Excess Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Committee shall have the right to correct and remedy such questions of illegality or invalidity by amendment as provided by the Excess Plan.

24. Law Governing.
     This Excess Plan shall be construed in accordance with and governed by the laws of the State of Michigan.
25. No Offets Permitted.
     The Company shall not offset a distribution to a Participant or otherwise reduce the Account balance of a Participant to satisfy any debt or other obligation owed by the Participant to the Company.
26. No Postponement of Distributions.
          A Participant shall not be entitled to postpone the distribution of his of her Account beyond the date on which it is distributable to him or her under the terms of the Excess Plan.
27. Code Section 409A.
          The Excess Plan is intended to constitute a plan of deferred compensation that meets the requirements for the deferral of income taxation under Code Section 409A. It is intended that the provisions of the Excess Plan comply with Code Section 409A and all provisions of the Excess Plan shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.
     27.01 A Participant’s Separation from Service shall not be deemed to have occurred for purposes of any provision of the Excess Plan providing for the payment of amounts upon or following a Separation from Service unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of the Excess Plan, references to a “resignation,” “termination,” “termination of service” or like terms shall mean Separation from Service.
     27.02 The Excess Plan satisfies the requirement under Code Section 409A with respect to Post-2004 Account Balances that any distribution of deferred compensation to a Participant who is a “specified employee” of the Company (within the meaning of that term under Section 409A(2)(A) of the Code) on account of his or Separation from Service not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s Separation from Service or (ii) the date of the Participant’s death by providing that all distributions of Post-2004 Account Balances be distributed in a single sum in the seventh month following the month in which the Participant’s Separation from Service occurs.
     27.03 No payment or distribution of Post-2005 Account Balances shall be accelerated, except as permitted under Code Section 409A. Nothing contained herein shall enable the Committee to accelerate payments because of the financial condition of the Corporation.
     27.04 To the extent that any provision of this amendment is considered to have changed the time or form of payment of deferred compensation, for a payment that is payable in 2009 or later, it is intended that the Code Section 409A transition rules permitting such changes apply..

28. Plan History.
     This Excess Plan was originally effective as of January 27, 1993, amended effective as of May 16, 1994 and amended again as of October 1, 1994. This Amendment and Restatement is effective January 1, 2009.